Exhibit 99.2

Net 1 UEPS Technologies, Inc. Reports 2012 Fourth Quarter and Full Year Results

  Commenced grant payment process for approximately 9.2 million beneficiaries nationally on April 2, 2012;

  Revenue of $107.6 million, increased 30% in constant currency;

  Fundamental EPS of $0.27 including $9.1 million of direct implementation costs, decreased 21% in constant currency.

JOHANNESBURG, August 23, 2012 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the fourth quarter and full-year fiscal 2012.

Summary Financial Metrics

	Three months ended June 30,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	107,616	97,368	11%		30%
GAAP net (loss) income	(7,977)	6,832	(217%	)	(238%	)
Fundamental net income (1)	12,208	17,607	(31%	)	(20%	)
GAAP (loss) earnings per share ($)	(0.17)	0.15	(216%	)	(237%	)
Fundamental earnings per share ($) (1)	0.27	0.39	(31%	)	(21%	)
Fully-diluted shares outstanding (‘000’s)	45,568	45,181	1%
Average period USD/ ZAR exchange rate	8.03	6.81	18%

	Fiscal year ended June 30,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	390,264	343,420	14%		25%
GAAP net income	44,651	2,647	1,587%		1,761%
Fundamental net income (1)	64,094	68,932	(7%	)	2%
GAAP earnings per share ($)	0.99	0.06	1,586%		1,760%
Fundamental earnings per share ($) (1)	1.42	1.53	(7%	)	2%
Fully-diluted shares outstanding (‘000’s)	45,246	45,231	-
Average period USD/ ZAR exchange rate	7.72	7.00	10%

(1) Fundamental net income and earnings per share is a non-GAAP measure and is described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income (loss) to fundamental net income and earnings (loss) per share.

Factors impacting comparability of our Q4 2012 and Q4 2011 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 18% against the ZAR during the fourth quarter of fiscal 2012 which negatively impacted our reported results;
  Higher revenues and implementation costs paid as a result of our new contract with SASSA: We commenced generating fees under our new SASSA contract during Q4 2012 and incurred additional implementation and staff costs of $9.1 million;
  Fair value charge resulting from issue of equity instrument pursuant to BBBEE transaction: We recorded a fair value charge of $14.2 million related to our BBBEE transaction which negatively impacted our reported results during Q4 2012; and
  Capital gain paid related to intercompany transaction: We incurred a non-recurring capital gains tax of $1.5 million resulting from an intercompany capital transaction in South Africa.

Comments and Outlook

“I am delighted with our overall performance this quarter as it should demonstrate that the Company is now firmly on its way to rekindling its previous appeal, as we overcome the challenges we have faced over the last few years,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “All our business units, specifically those that can have meaningful impact, including CPS, KSNET, VCC, MediKredit and NUETS have a robust pipeline of new and existing opportunities, which in turn should begin to deliver improving financial contributions in the short-to-medium term. Our technology is well placed to advance our business in many markets such as welfare systems, mobile-based payments, claims adjudication, financial inclusion and UEPS/EMV card issuing. I am bullish on the future prospects of our Company and believe we have all the tools required to create long-term value for our shareholders,” he concluded.

“We expect our quarterly performance in fiscal 2013 to improve sequentially as we progress through the year, although quarterly results may still be lumpy given the timing and quantum of investments and start up costs to be incurred to ensure the implementation of our SASSA contract,” said Herman Kotzé, Chief Financial Officer of Net1. “For fiscal year 2013, we expect fundamental earnings per share to be at least $1.49, assuming the constant currency base of ZAR 7.72/ $1 and using our fiscal 2012 share count of 45 million shares. As always, fundamental earnings exclude amortization of intangibles, stock-based charges and unusual non-recurring items,” he concluded.

Second phase of our new SASSA contract implementation

We successfully initiated the national grant payment process for approximately 9.2 million beneficiaries on April 2, 2012 having commenced implementation during Q3 2012. The implementation will be conducted in two phases. The first phase involved issuing approximately 2.5 million MasterCard-branded debit cards to beneficiaries that we did not serve under our previous contract, in order to establish the payment process to pay all social grants in the country. The second phase commenced in early July 2012 and requires the re-registration of all 9.2 million grant recipients.

During Q4 2012 we incurred direct implementation expenses of approximately $9.1 million including staff, travel, premises hire for enrollment, stationery, delivery and advertising costs. We also incurred implementation related capital expenditures of approximately $13.4 million during Q4 2012. We continue to anticipate cumulative capital expenditures of $45 - $50 million tied to the implementation for our new national contract.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $58.4 million in Q4 2012, up 16% compared with Q4 2011 in USD and up 37% on a constant currency basis. In ZAR, the increase in segment revenue was largely due to higher SASSA-related fees resulting from the payment of grants nationwide, more prepaid airtime sales resulting primarily from the Eason acquisition and increased transaction volumes in FIHRST. Segment operating income margin was 9% and 41%, respectively, and declined primarily due to implementation costs and the inclusion of increased low-margin prepaid airtime sales as well as Eason intangible asset amortization. Excluding amortization of acquisition-related intangibles, Q4 2012 segment operating income margin was 12%, compared to 44% during Q4 2011.

International transaction-based activities

KSNET continues to contribute the majority of our revenues in this operating segment. Segment revenue was $31.0 million in Q4 2012, up 11% compared with Q4 2011 in USD and 31% on a constant currency basis. Operating margin for the segment is lower than most of our South African transaction-based businesses and was negatively impacted by start-up expenditures related to our XeoHealth launch in the United States, MVC activities at Net1 UTA and on-going losses at Net1 Virtual Card, but these expenses were partially offset by revenue contributions from KSNET, and to a lesser extent from XeoHealth and NUETS’ initiative in Iraq. Excluding the amortization of intangibles but including the start-up costs referenced above, Q4 2012 operating income margin was 10% compared to 13% during Q4 2011.

Smart card accounts

Segment revenue was $8.2 million in Q4 2012, down 5% compared with Q4 2011 in USD but up 12% on a constant currency basis, Q4 2012 segment operating income margin was 28%, compared to 45% during Q4 2011. We have reduced our pricing for smart card accounts after taking into consideration the lower price and higher volumes of the new SASSA contract. The new pricing, effective from April 1, 2012, reduced the average revenue from R5.50 to R4.00 and the operating income margin from 45% to 29%.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. Segment revenue was $1.8 million in Q4 2012, down 22% compared with Q4 2011 in USD and 8% lower on a constant currency basis, principally due to a decrease in lending activities. Q4 2012 segment operating income margin was 54% compared with 72% during Q4 2011 and decreased primarily due to start-up expenditures incurred by SmartLife.

Hardware, software and related technology sales

Segment revenue was $8.2 million in Q4 2012, down 1% compared with Q4 2011 in USD and 17% higher on a constant currency basis. In constant currency, the increase in revenue and operating income was due to improved software sales and cost containment at Net1 UTA. Excluding amortization of all intangibles, and the intangible asset impairment in Q4 2011, segment operating income margin was 25% compared to an operating loss margin of 23% during Q4 2011.

Cash flow and liquidity

At June 30, 2012, we had cash and cash equivalents of $39 million, down from $95 million at June 30, 2011. The decrease in cash was due to a strengthening in the USD against the ZAR, the implementation of our new SASSA contract, the repayment of principal under our KSNET debt and the acquisition of SmartLife and the Eason prepaid electricity and airtime business, offset by cash generated from operations and a net settlement received from the former shareholders of KSNET. For Q4 2012, net cash used by operating activities was $22.6 million, compared net cash generated of $12.8 million in Q4 2011. Excluding the impact of interest paid under our Korean debt, the decrease in cash provided by operating activities resulted from significant implementation costs related to our SASSA contract and, due to the timing of the opening of the July 2012 pay cycle, as we did not have any significant amounts due to non-prefunded merchants participating in our merchant acquiring system as of June 30, 2012. Capital expenditures for Q4 2012 and 2011 were $16 million and $6 million, respectively, and have increased primarily due to acquisition of payment vehicles and other equipment for our new SASSA contract and payment processing terminals in Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income (loss) and earnings (loss) per share to adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, equity instrument charge related to our BBBEE transaction, capital gains taxes paid resulting from an intercompany capital transaction in South Africa, intangible asset impairments, amortization of KSNET debt facility fees, restructuring charges, profit on liquidation of SmartSwitch Nigeria and transaction-related costs. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income (loss) adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of SmartLife, the profit on liquidation of SmartSwitch Nigeria and the impairment of intangible assets. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review Q4 2012 results on August 24, 2012, at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through September 14, 2012.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Three months ended		Fiscal year ended (A)
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$107,616	$97,368	$390,264	$343,420

EXPENSE

Cost of goods sold, IT processing, servicing and support	41,395	33,307	141,000	109,858

Selling, general and administration	45,107	27,985	137,404	119,692

Equity instrument issued pursuant to BBBEE transaction	14,211	-	14,211	-

Depreciation and amortization	9,305	9,483	36,499	34,671

Impairment of intangibles	-	-		41,771

OPERATING (LOSS) INCOME	(2,402)	26,593	61,150	37,428

INTEREST INCOME	2,595	1,704	8,576	7,654

INTEREST EXPENSE	2,130	2,523	9,345	8,672

INCOME (LOSS) BEFORE INCOME TAXES	(1,937)	25,774	60,381	36,410

INCOME TAX EXPENSE	6,151	19,085	15,936	33,525

NET (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE EARNINGS (LOSS) FROM EQUITY-ACCOUNTED INVESTMENTS	(8,088)	6,689	44,445	2,885

EARNINGS (LOSS) FROM EQUITY- ACCOUNTED INVESTMENTS	120	170	220	(339)

NET (LOSS) INCOME	(7,968)	6,859	44,665	2,546

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	9	27	14	(101)

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	$(7,977)	$6,832	$44,651	$2,647

Net (loss) income per share attributable to Net1 shareholders, in United States dollars
Basic	($0.17)	$0.15	$0.99	$0.06
Diluted	($0.17)	$0.15	$0.99	$0.06

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	(A)	(A)
	June 30,	June 30,
	2012	2011
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,123	$95,263
Pre-funded social welfare grants receivable	9,684	4,579
Accounts receivable, net	101,918	82,780
Finance loans receivable	8,141	8,141
Deferred expenditure on smart cards	4,587	51
Inventory	6,192	6,725
Deferred income taxes	5,591	15,882
Total current assets before settlement assets	175,236	213,421
Settlement assets	409,166	186,668
Total current assets	584,402	400,089
PROPERTY, PLANT AND EQUIPMENT, NET	52,616	35,807
EQUITY-ACCOUNTED INVESTMENTS	1,508	1,860
GOODWILL	182,737	209,570
INTANGIBLE ASSETS, NET	93,930	119,856
OTHER LONG-TERM ASSETS	40,700	14,463
TOTAL ASSETS	955,893	781,645
LIABILITIES
CURRENT LIABILITIES
Accounts payable	13,172	11,360
Other payables	42,157	71,265
Current portion of long-term borrowings	14,019	15,062
Income taxes payable	6,019	6,709
Total current liabilities before settlement obligations	75,367	104,396
Settlement obligations	409,166	186,668
Total current liabilities	484,533	291,064
DEFERRED INCOME TAXES	20,988	52,785
LONG-TERM BORROWINGS	79,760	110,504
OTHER LONG-TERM LIABILITIES	25,791	1,272
TOTAL LIABILITIES	611,072	455,625
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - June: 45,548,902; June: 45,152,805	59	59
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: -; 2010: -	-	-
ADDITIONAL PAID-IN-CAPITAL	153,360	136,430
TREASURY SHARES, AT COST: June: 13,455,090; June: 13,274,434	(175,823)	(174,694)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(75,722)	(33,779)
RETAINED EARNINGS	439,641	394,990
TOTAL NET1 EQUITY	341,515	323,006
NON-CONTROLLING INTEREST	3,306	3,014
TOTAL EQUITY	344,821	326,020
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$955,893	$781,645
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended		Fiscal year ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Cash flows from operating activities
Net (loss) income	$(7,968)	$6,859	$44,665	$2,546
Depreciation and amortization	9,305	9,483	36,499	34,671
Impairment of intangible asset	-	-	-	41,771
(Earnings) Loss from equity-accounted investments	(120)	(170)	(220)	339
Fair value adjustment	(1,392)	73	(3,375)	728
Interest payable	4,354	941	8,823	2,487
Facility fee amortized	(126)	117	389	1,958
(Profit) Loss on disposal of property, plant and equipment	(7)	-	(64)	(5)
Net loss (profit) on sale of 10% of SmartLife (2012) and VinaPay (2011)	-	5	81	(14)
Profit on liquidation of subsidiary	-	(14)	(3,994)	-
Realized loss on sale of SmartLife investments	-	-	25	-
Stock compensation charge, net of forfeitures	893	-	2,775	1,720
Fair value of BBBEE equity instrument granted	14,211	(2,873)	14,211	-
(Increase) Decrease in accounts and finance loans
receivable, and pre-funded grants receivable	(16,653)	(576)	(31,974)	(3,568)
(Increase) Decrease in deferred expenditure on smart cards	(4,484)	(5,640)	(4,554)	-
(Increase) Decrease in inventory	(456)	452	(717)	289
Decrease in accounts payable and other payables	(16,731)	1,242	(18,534)	(1,041)
Decrease in taxes payable	(2,147)	(7,710)	(7,483)	(1,800)
Decrease in deferred taxes	(1,257)	10,580	(16,147)	(13,858)
Net cash (used in) provided by operating activities	(22,578)	12,769	20,406	66,223
Cash flows from investing activities
Capital expenditures	(15,702)	(5,595)	(39,167)	(15,053)
Proceeds from disposal of property, plant and equipment	379	48	764	76
Acquisitions, net of cash acquired	-	-	(6,154)	-
Settlement from former shareholders of KSNET	-	-	4,945	-
Acquisition of available-for-sale securities	-	-	(948)	(230,225)
Purchase of investments related to SmartLife	-	-	(2,320)	-
Proceeds from maturity of investments related to SmartLife	-	-	2,321	-
Proceeds from disposal of VinaPay	-	150	-	150
Acquisition of and advance of loans to equity- accounted investments	-	-	-	(375)
Repayment of loan by equity-accounted investment	29	35	122	475
Other investing activities, net	(1)	35	(1)	35
Net change in settlement assets	(381,062)	(38,980)	(252,101)	(78,768)
Net cash used in investing activities	(396,357)	(44,307)	(292,539)	(323,685)
Cash flows from financing activities
Long-term borrowings (repaid) obtained	(7,145)	-	(19,172)	116,353
Acquisition of treasury stock	-	(1,023)	(1,129)	(1,023)
Proceeds on sale of 10% of SmartLife	-	-	107	-
Loan portion related to options	-	-	-	20
Payment of facility fee	-	-	-	(3,088)
Repayment of short-term borrowings	-	-	-	(6,705)
Repayment of bank overdraft	-	(462)	-	(462)
Acquisition of remaining 19.9% of Net1 UTA	-	-	-	(594)
Net change in settlement obligations	381,062	38,980	252,101	78,768
Net cash generated from financing activities	373,917	37,495	231,907	183,269
Effect of exchange rate changes on cash	(4,109)	416	(15,914)	15,714
Net (decrease) increase in cash and cash equivalents	(49,127)	6,373	(56,140)	(58,479)
Cash and cash equivalents – beginning of period	88,250	88,890	95,263	153,742
Cash and cash equivalents – end of period	$39,123	$95,263	$39,123	$95,263

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating margin:

Three months ended June 30, 2012 and 2011 and March 31, 2012

										Change – constant
						Change - actual				exchange rate(1)
						Q4 ‘12		Q4 ‘12		Q4 ‘12		Q4 ‘12
Key segmental data, in ’000, except						vs		vs		vs		vs
margins	Q4 ‘12	Q4 ‘11		Q3 ‘12		Q4‘11		Q3 ‘12		Q4 ‘11		Q3 ‘12
Revenue:
SA transaction-based activities	$58,434	$50,267		$46,423		16%		26%		37%		29%
International transaction-based activities	31,003	27,900		28,188		11%		10%		31%		13%
Smart card accounts	8,189	8,623		7,558		(5%	)	8%		12%		11%
Financial services	1,777	2,278		2,289		(22%	)	(22%	)	(8%	)	(21%	)
Hardware, software and related technology sales	8,213	8,300		6,206		(1%	)	32%		17%		35%
Total consolidated revenue	$107,616	$97,368		$90,664		11%		19%		30%		21%

Consolidated operating (loss) income:
SA transaction-based activities	$5,181	$20,776		$8,694		(75%	)	(40%	)	(71%	)	(39%	)
Operating income excluding amortization	6,809	22,241		10,452		(69%	)	(35%	)	(64%	)	(33%	)
Amortization of intangible assets	(1,628)	(1,465)		(1,758)		11%		(7%	)	31%		(5%	)
International transaction-based activities	137	75		195		83%		(30%	)	116%		(28%	)
Operating income excluding amortization	3,130	3,521		3,387		(11%	)	(8%	)	5%		(5%	)
Amortization of intangible assets	(2,993)	(3,446)		(3,192)		(13%	)	(6%	)	2%		(4%	)
Smart card accounts	2,333	3,919		3,435		(40%	)	(32%	)	(30%	)	(31%	)
Financial services	951	1,634		1,248		(42%	)	(24%	)	(31%	)	(22%	)
Hardware, software and related technology sales	2,074	(1,898)		(1,301)		nm		nm		nm		nm
Operating income excluding amortization	2,164	(1,731)		(1,209)		nm		nm		nm		nm
Amortization of intangible assets	(90)	(167)		(92)		(46%	)	(2%	)	(36%	)	0%
Corporate/ Eliminations	(13,078)	2,087		207		nm		nm		nm		nm
Total operating (loss) income	$(2,402)	$26,593		$12,478		nm		nm		nm		nm

Operating income margin (%)
SA transaction-based activities	9%	41%		19%
International transaction-based activities	0%	0%		1%
International transaction-based activities excluding amortization	10%	13%		12%
Smart card accounts	29%	45%		45%
Financial services	54%	72%		55%
Hardware, software and related technology sales	25%	(23%	)	(21%	)
Overall operating margin	(2% )	27%		14%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q4 2012 also prevailed during Q4 2011 and Q3 2012.

Fiscal year ended June 30, 2012 and 2011

						Change –
						constant
				Change -		exchange
				actual		rate(1)
				F2012		F2012
Key segmental data, in ’000, except				vs		vs
margins	F2012	F2011		F2011		F2011
Revenue:
SA transaction-based activities	$201,207	$189,206		6%		17%
International transaction-based activities	118,281	70,382		100%		100%
Smart card accounts	31,263	33,315		(6%	)	4%
Financial services	8,121	7,350		10%		22%
Hardware, software and related technology sales	31,392	43,167		(27%	)	(20%	)
Total consolidated revenue	$390,264	$343,420		14%		25%

Consolidated operating income (loss):
SA transaction-based activities	$49,824	$75,668		(34%	)	(27%	)
Operating income excluding amortization	55,995	81,370		(31%	)	(24%	)
Amortization of intangible assets	(6,171)	(5,702)		8%		19%
International transaction-based activities	1,257	(220)		(671%	)	(730%	)
Operating income excluding amortization	14,272	8,382		70%		88%
Amortization of intangible assets	(13,015)	(8,602)		51%		67%
Smart card accounts	12,820	15,140		(15%	)	(7%	)
Financial services	4,636	4,999		(7%	)	2%
Hardware, software and related technology sales	3,619	(48,372)		(107%	)	(108%	)
Operating income excluding amortization	3,990	787		407%		459%
Impairment of intangible assets	-	(41,771)		nm		nm
Amortization of intangible assets	(371)	(7,388)		(95%	)	(94%	)
Corporate/ Eliminations	(11,006)	(9,787)		12%		24%
Total operating income	$61,150	$37,428		63%		80%

Operating income margin (%)
SA transaction-based activities	25%	40%
International transaction-based activities	1%	(0%	)
International transaction-based activities excluding amortization	12%	12%
Smart card accounts	41%	45%
Financial services	57%	68%
Hardware, software and related technology sales	12%	(112%	)
Overall operating margin	16%	11%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2012 also prevailed during fiscal 2011.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net (loss) income and (loss) earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2012 and 2011

			(L)EPS,				(L)EPS,
	Net (loss) income		basic		Net (loss) income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	(7,977)	6,832	(0.17)	0.15	(64,078)	46,517	(1.41)	1.03

Intangible asset amortization, net	3,532	3,646			28,381	24,828
Stock-based compensation charge	893	(2,873)			7,173	(19,561)
Facility fees for KSNET debt	84	118			675	803
BBBEE charge	14,211	-			112,066	-
Capital taxes paid	1,465				11,768
Valuation allowances	-	8,856			-	60,298
Restructuring charges at Net1UTA	-	637			-	4,337
Acquisition-related costs	-	391			-	2,664
Fundamental	12,208	17,607	0.27	0.39	95,985	119,886	2.11	2.66

Fiscal year ended June 30, 2012 and 2011

	Net income		EPS, basic		Net Income		EPS, basic
	(USD’000)		(USD)		( ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	44,651	2,647	0.99	0.06	344,643	18,518	7.63	0.41

Intangible asset amortization, net	14,602	15,708			112,719	109,897
Stock-based compensation charge .	2,775	1,717			21,419	12,012
Facility fees for KSNET debt	389	1,953			3,003	13,664
Change in tax law	(18,315)	-			(150,373)	-
BBBEE charge	14,211	-			112,066	-
Valuation allowances	8,232	8,856			67,588	61,958
Profit on liquidation of subsidiary .	(3,994)	-			(30,828)	-
Capital taxes paid	1,465	-			11,308	-
Loss on sale of 10% of SmartLife	78	-			602	-
Intangible assets impairment, net	-	31,339			-	219,254
Acquisition-related costs	-	6,049			-	42,319
Restructuring charges at Net1UTA	-	777			-	5,436
Gain on FEC, net.	-	(114)			-	(798)
Fundamental	64,094	68,932	1.42	1.53	492,147	482,260	10.89	10.68

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income (loss) used to calculate earnings (loss) per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2012 and 2011

	2012	2011

Net (loss) income (USD’000)	(7,977)	6,832
Adjustments:
(Profit) Loss on sale of property, plant and equipment	(7)	5
Tax effects on above	2	(2)

Net (loss) income used to calculate headline earnings (USD’000)	(7,982)	6,835

Weighted average number of shares used to calculate net (loss) income per share basic (loss) earnings and headline (loss) earnings per share basic (loss) earnings (‘000)	45,498	45,452

Weighted average number of shares used to calculate net (loss) income per share diluted (loss) earnings and headline (loss) earnings per share diluted (loss) earnings (‘000)	45,568	45,559

Headline (loss) earnings per share:
Basic, in USD	(0.17)	0.15
Diluted, in USD	(0.17)	0.15

Fiscal year ended June 30, 2012 and 2011

	2012	2011

Net income (USD’000)	44,651	2,647
Adjustments:
Profit on liquidation of subsidiary	(3,994)	-
Loss on sale of 10% of SmartLife	78	-
Intangible assets impairment	-	41,771
Profit on sale of property, plant and equipment	(64)	(5)
Tax effects on above	18	(10,430)

Net income used to calculate headline earnings (USD’000)	40,689	33,983

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,186	45,175

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,246	45,231

Headline earnings per share:
Basic, in USD	0.90	0.75
Diluted, in USD	0.90	0.75